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Exhibit 10.11

September 11, 2007

Dr. Christian Kuhlen, Esq.

Re: Revised Offer of Employment

Confidential

Dear Chris,

        We are pleased to extend an offer of employment to you as Vice President, General Counsel and Corporate Secretary with Genoptix, Inc. In this position, you will report to Tina Nova, Ph.D., President and CEO. The effective date of this position will be September 12, 2007. If you accept this offer, you agree to perform such duties as are consistent with such positions and as an exempt employee. However, your duties may change from time to time on reasonable notice, based upon the needs of the Company and your skills, as determined by the Company.

        We are offering you a starting base salary of $19,583.33 per month ($235,000 annualized). Salary will be paid semi-monthly (on the 15th and the last day of each month). In addition, we would like to offer you a sign-on bonus of $25,000 (net any applicable payroll taxes) to be paid on your first day of employment at Genoptix, with an additional bonus of $25,000 to be paid in February of 2008.

        You are also eligible to participate in the Company's 2008 Management Bonus Program, which is a maximum of 20% of your annual base salary, based on you meeting certain agreed-upon objectives and the performance of the Company for 2008 and beyond.

        Additionally, subject to the Board of Directors' approval and compliance with applicable state and federal securities laws, you will be granted an option to purchase 100,000 shares of common stock of the Company at the fair market value on the date of grant and upon the terms contained in the Company's 2001 Equity Incentive Plan. The Plan provides for a four-year vesting period (with a one-year cliff), which ceases in the event employment is terminated for any reason.

        As a regular employee of Genoptix, you will be eligible to participate in Company-sponsored benefits, which may change from time to time as determined by the Company. You will also be eligible for paid vacation (accrual starting at three weeks per year), holidays and other employee benefits that are generally applicable to regular full time employees. A summary of benefits is attached for your review and information.

        While employment with Genoptix is considered to be "at will", as an officer of the Company, Dr. Kuhlen will be entitled to benefits in the Executive Employment Agreements approved at the July 2007 board meeting. Specifically, if we terminate his employment at any time with or without cause, he will be entitled to receive any unpaid prorated base salary along with all benefits and expense reimbursements to which he is entitled by virtue of his past employment with us. In addition, the agreement will provide that if we terminate his employment without cause prior to a change in control or if he is terminated without cause or he resigns for good reason following a change in control, he will be entitled to be compensated at his then annual base salary for six (6) months from his date of termination or resignation, as applicable, and will receive continued medical, dental and vision benefits for such 6-month period. In addition, if Dr. Kuhlen is terminated without cause prior to a change in control, he will be entitled to an additional 6 months of vesting of his stock options.

        If you accept this offer, the terms described in this letter shall be the terms of your employment, provided, however, that your duties are to be performed in accordance with all policies and procedures adopted from time to time by the Company. This letter constitutes the full and complete agreement between you and the Company, and supersedes any prior agreements, representations or promises, express or implied, concerning your employment.

        Your employment, pursuant to this offer, is contingent upon a satisfactory reference and background check, pre-employment drug screen, your execution of the Company's standard Proprietary Information and Inventions Agreement and providing the Company with the required documentation to verify your eligibility to work in the United States. (Typically a valid driver's license with photograph and social security card will be sufficient). Please bring the required documentation with you on your first day of employment.

        Chris, we are confident you have much to contribute to the Company and hope that you will accept our offer of employment. If you accept the offer described herein, please return a signed copy of this letter and the enclosed Proprietary Information and Inventions Agreement. Your presence and contributions to our Company will aid us in facilitating our success. I look forward to having you join the Genoptix team!

Sincerely,

Tina S. Nova, Ph.D.
CEO, President & Co-Founder

Encl: Proprietary Information Agreement, Benefits Summary, Background Check Release

ACCEPTED:

/s/ DR. CHRISTIAN KUHLEN, ESQ. Dr. Christian Kuhlen, Esq.	September 11, 2007 Date

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  Exhibit 10.11